September 4, 2018

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have read Item 4.01 of Cipherloc Corporation’s Form 8-K to be filed with the Commission, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

Newport Beach, CA